Exhibit 99.1

Modular Medical Announces Pricing of Upsized $9.4 Million Public Offering

SAN DIEGO, CA / ACCESSWIRE / May 16, 2023 / Modular Medical, Inc. (the “Company” or “Modular Medical”) (Nasdaq: MODD), a development stage insulin delivery technology company seeking to launch the next generation of easy to use and affordable insulin pump technology, today announced the pricing of an upsized underwritten public offering of 8,816,900 shares of its common stock and warrants to purchase 4,408,450 shares of its common stock. The securities are being sold as a unit, with each unit comprising two shares of common stock and one warrant to purchase one share of common stock. The units are being sold at a combined price to the public of $2.13 per unit, yielding an effective price of $1.06 per share and $0.01 per warrant. The warrants will be exercisable at $1.22 per share and will expire five years from the date of issuance. The Company has granted the underwriter a 30-day option to purchase up to an additional 1,322,534 shares and an additional 661,267 warrants to cover over-allotments, if any.

Newbridge Securities Corporation is acting as the sole book-running manager of the offering.

Net proceeds from the offering are expected to be approximately $8.3 million after deducting underwriting discounts and commissions and estimated offering expenses. Modular Medical intends to use the net proceeds from this offering for general corporate purposes, including working capital, to fund its operations through the approval of its product by the FDA, to develop its initial sales and marketing infrastructure, to fund additional research and development activities, to develop initial manufacturing and production capabilities and make related capital expenditures. The offering is expected to close on or about May 18, 2023, subject to the satisfaction of customary closing conditions.

A registration statement on Form S-1 (File No. 333-271413) was filed with the Securities and Exchange Commission (“SEC”) and became effective on May 15, 2023. A final prospectus relating to the offering will be filed with the SEC. Electronic copies of the final prospectus relating to the offering may be obtained, when available, on the SEC’s website at http://www.sec.gov or by contacting Newbridge Securities Corporation, Attn: Equity Syndicate Department, 1200 North Federal Highway, Suite 400, Boca Raton, FL 33432, by email at syndicate@newbridgesecurities.com or by telephone at (877) 447-9625.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor are there any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Modular Medical

Modular Medical, Inc. (Nasdaq: MODD) is a development-stage medical device company that intends to launch the next generation of insulin delivery technology. Using its patented technologies, the company seeks to eliminate the tradeoff between complexity and efficacy, thereby making top quality insulin delivery both affordable and simple to learn. Our mission is to improve access to the highest standard of glycemic control for people with diabetes taking it beyond “superusers” and providing “diabetes care for the rest of us.”

Modular Medical was founded by Paul DiPerna, a seasoned medical device professional and microfluidics engineer. Prior to founding MODD, Mr. DiPerna was the founder (in 2005) of Tandem Diabetes and invented and designed its t:slim insulin pump. More information is available at https://modular-medical.com.

Forward-Looking Statements

This press release contains forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statements contained in this press release. These factors include, but are not limited to, market and other conditions, risks related to the completion of the offering, the satisfaction of customary closing conditions related to the offering and the intended use of net proceeds from the offering, whether the Company can successfully develop the Company’s proprietary technologies and whether the market will accept the Company’s products and services, and the impact of COVID-19, general economic, industry or political conditions in the United States or internationally as well as other risk factors and business considerations described in the Company’s SEC filings, including its annual report on Form 10-K. Any forward-looking statements in this press release should be evaluated in light of these important risk factors. In addition, any forward-looking statements included in this press release represent the Company’s views only as of the date of its publication and should not be relied upon as representing its views as of any subsequent date. The Company assumes no obligation to update these forward-looking statements, except as required by law.

All trademarks mentioned herein are the property of their respective owners.

CONTACT:

Jeb Besser

Chief Executive Officer

Modular Medical, Inc.

+1 (617) 399-1741

IR@modular-medical.com

SOURCE: Modular Medical, Inc.